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                                                                    Exhibit 99.1
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FOR IMMEDIATE RELEASE

                                               Contact: Jay Goldberg, Esq
                                                        (212) 983-6000
                                                        Norma I. Foerderer
                                                        The Trump Organization
                                                        (212) 832-2000

           TRUMP HOTELS & CASINO RESORTS, INC. AND THE SECURITIES AND
           ----------------------------------------------------------
                 EXCHANGE COMMISSION RESOLVE THREE-YEAR DISPUTE
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     The Securities and Exchange Commission ("SEC") and Trump Hotels & Casino
Resorts, Inc. ("THCR") today agreed to settle a dispute going back to 1999, when the then Chief Executive Officer, who is no longer with the Company, issued a press release which failed to "break out" operating income to include a one time non-recurring item. Though promptly corrected, the Company agreed to the administrative penalty of a cease and desist order for the questioned 1999 one-time event.

     No monetary penalty was imposed on the Company. Furthermore, procedures in place since 1999 insure that such an action by an officer of the Company cannot take place in the future.

     The Company neither admitted nor denied the allegations, but chose instead to end the three-year-old dispute by way of this settlement.

     The Chairman of the Board and now President of THCR, Donald J. Trump, had no knowledge and there was no finding that he knew of the Company's action taken in 1999 which resulted in the Order issued by the Commission.

     In the last quarter of 1999, the then Chief Executive Officer of THCR, whose contract was not renewed at the end of June 2000, issued a press release which failed to disclose that operating income for the quarter included a one-time non-recurring gain which had resulted from the termination of a leasehold interest of a tenant of THCR. While the Commission noted that competitors of THCR use the same format for reporting earnings, which also do not break out revenue items, the Commission nonetheless determined that the Release in question was misleading in omitting the one time nature of the gain.

     The Commission, in determining to accept the Offer to consent to this administrative remedy, considered remedial acts promptly undertaken by THCR, and the limited duration of the violations.

     "I have great respect for the Commission and its Chairman, Harvey Pitt," stated Mr. Trump. "I am very happy that this all worked out."

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